Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA  95131
[Missing Graphic Reference]
Phone:   (408) 944-0800

Press Release

MICREL REPORTS 2011 FOURTH QUARTER AND FULL YEAR-END FINANCIAL RESULTS

San Jose, CA, Jan. 26, 2012 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the fourth quarter and full year ended December 31, 2011.

Fourth quarter revenues of $58.8 million decreased by $5.5 million, or 8.5 percent, from $64.2 million in the third quarter of 2011.  The sequential decrease in revenues was primarily due to lower demand across the Company’s product lines. Compared to the same period last year, revenues were lower by $16.9 million, or 22.3 percent, due to lower overall demand from customers in most geographies and end markets.

Fourth quarter 2011 GAAP net income of $5.0 million, or $0.08 per diluted share, compares to third quarter 2011 GAAP net income of $9.2 million, or $0.15 per diluted share, and GAAP net income of $13.7 million, or $0.22 per diluted share in the same period in 2010.  Fourth quarter 2011 non-GAAP net income of $6.1 million, or $0.10 per diluted share, compares to third quarter 2011 non-GAAP net income of $10.2 million, or $0.16 per diluted share, and non-GAAP net income of $14.5 million, or $0.23 per diluted share in the same period in 2010.  A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables of this press release.  Non-GAAP results exclude the impact of stock-based compensation expense and the related tax effects.

Micrel Reports 2011
Fourth Quarter Financial Results
January 26, 2012

For the year ended December 31, 2011, revenue was $259.0 million, compared to revenue of $297.4 million in 2010.  GAAP net income for 2011 was $34.0 million, or $0.55 per diluted share, compared with GAAP net income of $50.7 million, or $0.81 per diluted share in 2010.  Non-GAAP net income in 2011 was $37.8 million, or $0.60 per diluted share, compared with non-GAAP net income of $53.8 million, or $0.85 per diluted share in 2010.  Gross margin for 2011 was 55.3% compared to 56.8% in 2010.

“The moderation in orders that we began to see toward the end of our second quarter continued throughout our fourth quarter across all end markets,” commented Ray Zinn, president and CEO of Micrel. “Gross margin declined in the quarter to 50.5% primarily due to a mix shift to lower margin products and lower factory capacity utilization as we attempt to reduce inventories.  During the quarter, we recognized approximately $0.02 per share for income tax benefits."

"Our fourth quarter book-to-bill ratio was below one.  We continue to maintain a strong balance sheet and ended the year with cash, cash equivalents and short term investments of $138 million, or $2.25 per share at the end of the fourth quarter. We repurchased approximately 762,000 shares during the quarter for a total of $7.8 million.  For the full year 2011, we repurchased approximately 1.9 million shares for a total of $20.3 million.”

Outlook
Zinn continued, “We believe that inventories are bottoming and are now falling below demand.  Combining that with economic conditions that appear to be stabilizing, we believe that orders will rebound sometime in February or March, 2012.  With that in mind, we have revised our semiconductor industry growth projections for 2012 to be flat or up slightly depending on the strength of the economic growth in the second half of 2012.”

 Currently, we estimate revenues for the first quarter of 2012 will be in the range of flat to up 4%.  EPS is expected to be in the range of $0.04 to $0.07 per diluted share.  Gross profit margin is expected to be approximately 50% to 51.0%.

Micrel Reports 2011
Fourth Quarter Financial Results
January 26, 2012

Dividend

The Company announced today that Micrel’s Board of Directors has authorized a quarterly cash dividend of $0.04 per share of common stock.  The payment of this dividend will be made on February 22, 2012, to shareholders of record as of February 8, 2012.

Conference Call

The Company will host a conference call at 4:30 p.m. eastern time (1:30 p.m. Pacific time), on January 26, 2012.  Chief Executive Officer Raymond Zinn and Chief Financial Officer Ray Wallin will present an overview of the fourth quarter 2011 financial results, discuss current business conditions, and then respond to questions.

The call is available, live, to any interested party, on a listen only basis, by dialing (866) 551-3680 and entering the participant code: 95308480 followed by the # key.  For international callers, please dial (212) 401-6760 and enter the participant code: 95308480 followed by the # key.  A live webcast will also be available at the ‘Investors’ section of Micrel’s website at: www.micrel.com.  An audio replay of the conference call will be available through February 2, 2012 by dialing (866) 551-4520 or (212) 401-6750 and entering the participant code 279076 followed by the # key.  The webcast replay will also be available on the Company’s website.

Micrel Reports 2011
Fourth Quarter Financial Results
January 26, 2012

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, backlog, turns-fill requirements, net income, earnings per share, gross margin, average selling prices, the effect of cost-control efforts, supply chain constraints, channel inventory levels and trends, capacity utilization, development of new products, design wins and customer order patterns and the nature and extent of macro-economic and industry trends.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements and forecasts; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the equity markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of investment opportunities available to the Company from time to time; Micrel’s operating cash flow, and economic and industry projections.  For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2011
Fourth Quarter Financial Results
January 26, 2012

Non-GAAP Reporting

The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company’s future operating results.  The Company’s management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation.  In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share.  These non-GAAP results exclude the impact of stock-based compensation expense and the related tax effects.  Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company’s on-going operating performance after exclusion of these items.  The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP.  It should also be noted that Micrel’s non-GAAP information may be different from the non-GAAP information provided by other companies.

About Micrel

Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high-performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company’s customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: www.micrel.com.  For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: www.micrel.com

-Financial Tables to Follow-

Micrel Reports 2011
Fourth Quarter Financial Results
January 26, 2012

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
Net revenues	$58,777	$64,244	$75,637	$259,025	$297,366
Cost of revenues*	29,084	28,567	33,403	115,881	128,535
Gross profit	29,693	35,677	42,234	143,144	168,831
Operating expenses:
Research and development*	12,563	12,637	11,677	49,952	46,271
Selling, general and administrative*	11,667	10,985	11,852	46,415	47,590
Total operating expenses	24,230	23,622	23,529	96,367	93,861
Income from operations	5,463	12,055	18,705	46,777	74,970
Other income (expense):
Interest income	150	186	150	703	566
Interest expense	(1)	-	(32)	(19)	(223)
Other income	-	66	34	141	149
Total other income	149	252	152	825	492
Income before income taxes	5,612	12,307	18,857	47,602	75,462
Provision for income taxes	594	3,095	5,136	13,586	24,754
Net income	$5,018	$9,212	$13,721	$34,016	$50,708

Net income per share:
Basic	$0.08	$0.15	$0.22	$0.55	$0.82
Diluted	$0.08	$0.15	$0.22	$0.55	$0.81

Shares used in computing per share amounts:
Basic	61,379	62,043	61,501	61,609	62,030
Diluted	61,938	62,465	62,559	62,371	62,557

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$237	$246	$209	$1,009	$798
Research and development	735	615	499	2,401	1,808
Selling, general and administrative	707	629	580	2,444	2,119

Micrel Reports 2011
Fourth Quarter Financial Results
January 26, 2012

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010

GAAP Net income	$5,018	$9,212	$13,721	$34,016	$50,708
Adjustments to GAAP Net Income:
Stock-based compensation included in:
Cost of revenues	237	246	209	1,009	798
Research and development	735	615	499	2,401	1,808
Selling, general and administrative	707	629	580	2,444	2,119
Tax effect of adjustments to GAAP income	(600)	(512)	(549)	(2,104)	(1,657)
Total Adjustments to GAAP Net Income	1,079	978	739	3,750	3,068
Non-GAAP income*	$6,097	$10,190	$14,460	$37,766	$53,776

Non-GAAP shares used in computing non-GAAP
income per share (in thousands):
Basic	61,379	62,043	61,501	61,609	62,030
Diluted**	62,266	62,788	62,823	62,676	62,927

GAAP income per share - Basic	$0.08	$0.15	$0.22	$0.55	$0.82
Total Adjustments to GAAP Net Income	0.02	0.01	0.02	0.06	0.05
Non-GAAP income per share - Basic	$0.10	$0.16	$0.24	$0.61	$0.87

GAAP income per share - Diluted	$0.08	$0.15	$0.22	$0.55	$0.81
Total Adjustments to GAAP Net Income	0.02	0.01	0.01	0.05	0.04
Non-GAAP income per share - Diluted	$0.10	$0.16	$0.23	$0.60	$0.85

* Non-GAAP results were reached by excluding the stock-based compensation expense and related income tax effects.
Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company's on-going operating performance after exclusion of these items.

** Non-GAAP shares have been adjusted from diluted outstanding shares calculated under ASC 718.

Micrel Reports 2011
Fourth Quarter Financial Results
January 26, 2012

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$137,875	$109,235
Accounts receivable, net	25,385	34,131
Inventories	36,286	36,709
Income taxes receivable	6,881	6,547
Deferred income taxes	22,854	25,022
Other current assets	2,883	2,718
Total current assets	232,164	214,362

LONG-TERM INVESTMENTS	6,857	12,166
PROPERTY, PLANT AND EQUIPMENT, NET	60,884	64,517
INTANGIBLE ASSETS, NET	-	255
DEFERRED INCOME TAXES	8,657	9,740
OTHER ASSETS	1,413	1,413
TOTAL	$309,975	$302,453

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,096	$19,672
Deferred income on shipments to distributors	30,671	38,646
Current portion of Long-term debt	-	2,857
Other current liabilities	9,329	11,973
Total current liabilities	57,096	73,148

LONG-TERM INCOME TAXES PAYABLE	6,450	5,664

SHAREHOLDERS' EQUITY:
TOTAL SHAREHOLDERS' EQUITY	246,429	223,641
TOTAL	$309,975	$302,453